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                   JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(In thousands except per share amounts)

===========================================================================================================================

The weighted average number of common and common share equivalents on a primary basis are as follows:

                                                          FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS ENDED
                                                          --------------------------            -------------------------
                                                          OCTOBER 2,      OCTOBER 3,            OCTOBER 2,       OCTOBER 3,
                                                            1999             1998                 1999              1998
                                                            ----             ----                 ----              ----

Weighted average common shares outstanding                 10,722             10,743              10,722            10,743

Shares issued from assumed exercise of
        incentive stock options (1)(2)                        ---                ---                 ---               ---

Shares issued from assumed exercise of
        nonqualified stock options (1)(2)                     ---                ---                 ---               ---
                                                       ----------         ----------         -----------       -----------

Weighted average number of common and common
        equivalent shares outstanding as adjusted          10,722             10,743              10,722            10,743
                                                       ==========         ==========         ===========       ===========



Net loss                                               $   (2,686)        $      140         $    (6,338)      $    (1,363)
                                                       ==========         ==========         ===========       ===========

Net loss per common share:

        Basic and diluted                              $     (.25)        $      .01         $      (.59)        $    (.13)
                                                       ==========         ==========         ===========         =========

===========================================================================================================================
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(1)      Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

(2)      For the three months and nine months ended October 2, 1999 and October
         3, 1998, common shares from assumed exercise of stock options are not presented as they were either antidilutive due to net losses or immaterial.

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